Exhibit 10.1

GSE HOLDING, INC.

TRANSITION & CONSULTING AGREEMENT

This Transition & Consulting Agreement (the “Agreement”), dated as of November 4, 2013 (the “Effective Date”), is by and between J. Michael Kirksey (“Executive”) and GSE Holding, Inc., a Delaware corporation (the “Company”).

WHEREAS, on November 4, 2013, the Company announced that Executive had decided to resign from his position as Executive Vice President and Chief Financial Officer of the Company, which the parties have agreed will be effective as of the Employment Termination Date (as defined herein).

NOW, THEREFORE, for the promise and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and Company enter into this Agreement on the following terms and conditions:

1.   Resignation.  The Executive acknowledges and agrees that, effective as of and after the Employment Termination Date, except as otherwise specifically provided herein and in Section 3(a), the Executive will not represent, himself as being a director, principal, or officer of the Company or of its subsidiaries or affiliates (collectively with the Company, the “Company Group”) for any purpose.  Effective as of the Employment Termination Date, the Executive will resign (and will be deemed to have resigned without any further action by the Executive) from all of the Executive’s positions with the Company Group (and as a fiduciary of any benefit plan of the Company Group), including without limitation, Executive Vice President and Chief Financial Officer of the Company.  The Executive shall execute such additional documents as requested by the Company to evidence the foregoing.  The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company Group.

2.    Restrictive Covenants.  The Executive acknowledges the terms of the Intellectual Property and Confidentiality Agreement, by and between Executive and GSE Environmental, LLC, dated January 7, 2013 (“Confidentiality Agreement”) are hereby incorporated herein by reference.

3.   Continued Employee Services.

(a) Employee Services.  For the period following the Effective Date and extending until the later of (y) November 15, 2013, and (z) the date that the Company files its quarterly report on Form 10-Q with respect to the period ended September 30, 2013, but not later than November 19, 2013 (such date, the “Employment Termination Date” and such period, the “Service Period”), the Executive shall continue to provide services in the capacity as an employee of the Company.  For purposes of this Agreement, the services shall mean (i) Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the continuing performance of Executive’s duties, responsibilities and functions associated with being the Executive Vice President and Chief Financial Officer of the Company, including without limitation, (ii) providing a certification for the Company’s quarterly report on Form 10-Q with respect to the period ended September 30, 2013 and any other required SEC filings and amendments, if filed no later than November 19, 2013, (iii) assisting, as requested, the Company Group to transition the Executive’s former duties and responsibilities to a new Chief Financial Officer or to other employees, (iv) assisting, as requested, the Company with respect to litigation involving the Company Group, arbitration, or regulatory or administrative matters, and (v) performing such other duties reasonably requested by the Company.

(b) Compensation.  Subject to Executive’s compliance with the terms and conditions of this Agreement, during the Service Period, the Company shall continue to pay the Executive an annualized base salary of $360,000, pro-rated for partial years of service and payable in accordance with the regular payroll practices of the Company.  Subject to Executive’s compliance with the terms and conditions of this Agreement, during the Service Period, the Executive shall, in accordance with the terms of the applicable plan documents, be eligible to participate in the Company’s standard employee health plan which may be in effect from time to time. In addition, the accrued but unused PTO attributable to the Executive will be paid on November 15, 2013. Following the Employment Termination Date, Executive shall be entitled for health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Executive and his dependents at Executive’s own cost.

4.   Post-Employment Consultant Services

(a) Consulting Services.  Following the Employment Termination Date and until December 20, 2013 (such date, the “Consulting Termination Date” and such period, the “Consulting Period”), the Executive shall continue to provide services in the capacity as a consultant of the Company.  For purposes of this Agreement, the services shall mean (i) assisting, as requested, the Company Group to transition the Executive’s former duties and responsibilities to a new Chief Financial Officer or to other employees, (ii) assisting, as requested, the Company with respect to litigation involving the Company Group, arbitration, or regulatory or administrative matters and (iii) performing such other duties reasonably requested by the Chief Executive Officer or Chief Financial Officer of the Company.  The Executive shall make himself available to provide services during the Consulting Period up to 16 hours per week.  The Executive may perform the services at such times and in such manner as reasonably requested and agreed between the Executive and the Company. All reasonable business and travel expense incurred during the Consulting Period by the Executive will be reimbursed by the Company according to the Company’s travel and reimbursement policies.

(b) Compensation.  Subject to Executive’s compliance with the terms and conditions of this Agreement, during the Consulting Period, the Company shall pay the Executive a consulting fee by wire transfer of $15,000.00 on each of November 30, 2013, December 15, 2013 and December 31, 2013 (the “Consulting Fee”)  As a condition to continuing to receive the Consulting Fee, the Executive shall also sign and deliver to the Company a general release of claims in a form reasonably satisfactory to the Company and the Executive (the “General Release”), on November 19, 2013, and not revoke the same within the time period provided therein.  If the Company breaches its obligation to pay any of these scheduled payments and the Executive performs such consulting services, the obligations of the Executive under this Agreement and the General Release shall cease. If the Executive does not sign the General Release or if the Executive revokes it, the Executive shall not be entitled to the Consulting Fee.

5.   Governing Law; Waiver of Jury Trial.  This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the choice of law principles thereof.

6.   Entire Agreement.  The Executive understands that this Agreement constitutes the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Company Group, including, without limitation, except as otherwise provided herein, (a) the Change in Control and Retention Agreement, by and between Executive and the Company, dated January 7, 2013, which agreement shall be deemed terminated effective as of the Effective Date (b) the Employment Offer Letter, by and between Executive and the Company, dated December 10, 2012, and (c) any equity grant agreements, including but not limited to those stock and option grant agreements dated January 7, 2013 and May 14, 2013.  Notwithstanding the foregoing, the Confidentiality Agreement and the Indemnification Agreement shall continue in full force and effect in accordance with their terms.

7.   Equity.  All restricted stock and stock options granted to the Executive, including but not limited to the restricted stock and stock options granted pursuant to grant agreements dated January 7, 2013 (restricted stock) and May 1, 2013 (restricted stock and stock options) shall be immediately forfeited upon the Employment Termination Date and the Executive shall have no further rights pursuant to such grant agreements.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

GSE HOLDING INC. AND ITS SUBSIDIARIES

By:	/s/ Charles Sorrentino	Dated:	November 4, 2013

Name:	Charles Sorrentino, Interim President & CEO

EXECUTIVE

/s/ J. Michael Kirskey		Dated:	November 4, 2013
J. Michael Kirksey